Exhibit 3.3
LIMITED LIABILITY COMPANY AGREEMENT
OF
BSA ACQUISITION LLC
     This Limited Liability Company Agreement (this “Agreement”) of BSA ACQUISITION LLC (the "Company”), is entered into by Baker Hughes Incorporated, a Delaware corporation, as the sole member of the Company (the “Member”), this 28th day of August, 2009.
     1. Formation. Lorena Nichols, as an “authorized person” within the meaning of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the “Delaware Act”), has executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the date hereof. Upon the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. The Company was formed upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
     2. Name. The name of the Company is BSA Acquisition LLC. The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.
     3. Purpose and Powers. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company. As required under Section 18-209 of the Delaware Act, the Company and its officers are hereby authorized and directed to execute, deliver and perform, and the Member and the officers of the Company acting on behalf of the Company are hereby authorized and directed to execute and deliver, and to cause the Company and its officers to perform the Company’s obligations under that certain Merger Agreement to be entered into among Baker Hughes Incorporated, a Delaware corporation, the Company, and BJ Services Company, a Delaware corporation and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of the Member or any other person notwithstanding any other provision of this Agreement or the Delaware Act. The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into other agreements on behalf of the Company.
     4. Registered Office and Registered Agent. The address of the registered agent of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street,

Wilmington, Delaware 19801, and the name of the registered agent of the Company for service of process on the Company at such address is The Corporation Trust Company.
     5. Member. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member (within the meaning of the Delaware Act) of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”) and the respective other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.
     6. Capital Contribution. The Member shall have the right, but not the obligation, to make capital contributions to the Company as the Member in its sole discretion may determine.
     7. Distributions. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.
     8. Management by Member. The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.
     9. Officers.
          (a) The Member may designate one or more persons to fill one or more officer positions of the Company. Such officers may include President, Secretary, Treasurer and such other officers as the Member shall so determine. No officer need be a resident of the State of Delaware. The Member may assign titles to particular officers. Each officer will hold office until his successor will be duly designated and will qualify to hold such office, or until his death or until he will resign or will have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company may be fixed from time to time by the Member. Unless the Member specifies otherwise, the assignment of such title will constitute the delegation to such officer of the authority and duties set forth below and those that are normally associated with that office:
               (i) President. The President will generally and actively manage the business of the Company and will see that all orders and resolutions of the Member are carried into effect.
               (ii) Secretary. The Secretary will keep the minutes of the meetings of the Company and will exercise general supervision over the files of the Company. The Secretary will give notice of meetings and will perform other duties commonly incident to such office.

               (iii) Treasurer. The Treasurer will have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Company and he will determine that funds belonging to the Company are kept on deposit in Company accounts. The Treasurer will determine that accurate accounting records are kept, and the Treasurer will render reports of the same and of the financial condition of the Company to the Member at any time upon request. The Treasurer will perform other duties commonly incident to such office, including, but not limited to, the execution of tax returns.
          (b) Any officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member; provided, however, that such removal will be without prejudice to the contract rights, if any, of the officer so removed. Designation of an officer will not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Member.
     10. Initial Officers. The initial officers of the Company shall be as follows:
President: Peter Ragauss
Secretary: Sandra Alford
Treasurer: Al Keifer
     11. Transfer of Interest; Admission of Additional Members. The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement.
     12.Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.
     13.Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.
     14.Limitation of Liability and Indemnification of Member.
     (a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.
     (b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.
     (c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s shareholders, members, directors, managers, executors, administrators, heirs, legal representatives, successors and assigns (each, a "Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity is or was a member, shareholder, manager or director of the Company or is or was serving at the request of the Company as a member, shareholder, manager or director of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person in connection with such action, suit or proceeding and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by the Covered Person to repay such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified by the Company for such expenses under this Section 12 or otherwise.
     15.Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.
     16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.
     17. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.
     18. Tax Matters. The Member intends for the Company to be disregarded as an entity separate from the Member for Federal income tax purposes and, where applicable, for all relevant state and local tax purposes, with the activities of the Company being treated in the same manner as a branch or division of the Member for such tax purposes; provided, that the Company is not intended to be and shall not be disregarded as an entity for any purpose other than such tax purposes. No election shall be made by or on behalf of the Company that would cause the Company to be classified as an association taxable as a corporation for Federal income tax purposes (and state and local tax purposes where applicable). All provisions of the Certificate of Formation and this Agreement are to be construed so as to preserve that tax status.
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     IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

MEMBER: BAKER HUGHES INCORPORATED
By:	/s/ Will Marsh
Will Marsh
Assistant General Counsel

Signature Page to Limited Liability Company Agreement